Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
REPORTS THIRD QUARTER 2017 RESULTS

New York, NY - October 26, 2017 - Town Sports International Holdings, Inc. (“TSI”) (NASDAQ: CLUB) today reported results for the third quarter of 2017.
TSI’s earnings for the third quarter of 2017 are summarized below. To become fully apprised of our results, shareholders are urged to read our Form 10-Q for the quarterly period ended September 30, 2017 posted at http://investor.mysportsclubs.com. The limited information that follows in this press release is not adequate for making informed investment decisions. The unaudited condensed consolidated Statements of Operations are included below.
Dollar amounts in this release are in thousands, except for share and per share amounts. Amounts are unaudited.
Condensed Consolidated Statements of Operations

	Third Quarter
	2017	2016
Revenues:
Club operations	$97,022	$96,846
Fees and other	1,619	1,688
	98,641	98,534
Operating Expenses:
Payroll and related	37,072	37,643
Club operating	46,087	45,952
General and administrative	5,380	5,806
Depreciation and amortization	9,874	11,015
Impairment of fixed assets	6,497	742
	104,910	101,158
Operating loss	(6,269)	(2,624)
Loss on extinguishment of debt	—	604
Interest expense	3,192	3,177
Interest income	(36)	(2)
Equity in earnings of investee	(77)	(55)
Loss before provision (benefit) for corporate income taxes	(9,348)	(6,348)
Provision (benefit) for corporate income taxes	3,928	(842)
Net loss	$(13,276)	$(5,506)

Basic and diluted loss per share	$(0.50)	$(0.21)

Weighted average number of shares used in calculating loss per share	26,683,425	25,748,400

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Third Quarter
	2017	2016
Net loss	$(13,276)	$(5,506)
Interest expense, net of interest income	3,156	3,175
Provision (benefit) for corporate income taxes	3,928	(842)
Depreciation and amortization	9,874	11,015
EBITDA	3,682	7,842
Loss on extinguishment of debt	—	604
Impairment of fixed assets	6,497	742
Separation expense related to headcount reductions and former executive officers	676	1,657
Net costs related to closing clubs and other cost savings initiatives	188	190
Adjusted EBITDA	$11,043	$11,035
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is TSI’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, gain (loss) on extinguishment of debt, separation expense related to headcount reduction and former executive officers, and net costs related to closing clubs and other cost-savings initiatives. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
Investors or prospective investors in TSI regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which TSI’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
Adjusted EBITDA has similar uses and limitations as EBITDA. We have excluded additional items in the calculation of Adjusted EBITDA because management believes that this metric is useful in making period to period comparisons of our performance. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.
Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential club closures, results of cost-savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “may,” “should,” or the negative version of these words or other comparable words. Forward-looking statements speak only as of the date when made, and TSI undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.
Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, owned and operated 164 fitness clubs as of September 30, 2017, comprising 118 clubs in the New York metropolitan market (102 of which were under the “New York Sports Clubs” brand name and 16 of which were under the “Lucille Roberts” brand name), 28 clubs in the Boston metropolitan region under our “Boston Sports Clubs” brand name, 10 clubs (one of which is partly-owned) in the Washington, D.C. metropolitan region under our “Washington Sports Clubs” brand name, five clubs in the Philadelphia metropolitan region under our “Philadelphia Sports Clubs” brand name, and three clubs in Switzerland. These clubs collectively served approximately 588,000 members as of September 30, 2017.
Until further notice, TSI will not be hosting conference calls to discuss quarterly results. TSI intends to continue to issue press releases reporting quarterly earnings.
Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com